COMPANY CONTACT:   Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer      Linda Latman (212) 836-9609
(405) 235-4546                   Lena Cati (212) 836-9611
                    The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE 2007 FIRST QUARTER
Net Sales Increase of 32% Produces 134% Gain in Operating Income

Oklahoma City, Oklahoma . . . May 7, 2007 . . . LSB Industries, Inc. (AMEX:LXU), today reported results for the first quarter ended March 31, 2007.

First Quarter 2007 Compared to First Quarter 2006:
▪	Net sales increased 32% to $147.4 million from $111.9 million;
▪	Operating income rose 134% to $13.5 million from $5.8 million;
▪	Net income rose 263% to $10.8 million from $3.0 million;
▪
After deducting preferred stock dividend requirements, including $5.0 million non-cash stock dividend on preferred stock exchanged in March 2007, net income applicable to common stock was $5.6 million, compared to $2.4 million;

▪	Diluted income per common share rose to $.28 per share from $.14 per share.

Business Overview
LSB’s Chairman & CEO, Jack E. Golsen, noted that the first quarter continued the growth trend and improving results of the past year. “Our Climate Control and Chemical Businesses both achieved significant gains in revenue and operating income. The Climate Control Business had robust sales growth led by geothermal and water source heat pumps. Our Chemical Business also turned in top and bottom line gains due primarily to the improved market for our agricultural products.”

As previously reported, basic and diluted income per common share increased at a lower rate than the increase in net income due to the $5.0 million non-cash stock dividend in excess of accrued dividends that resulted from the March 13, 2007 exchange of Series 2 preferred shares for common shares. In addition, basic and diluted income per common share were calculated on 27% and 15% more shares, respectively, than in the prior year period.

(more)

LSB Industries, Inc. News Release        Page 2
May 7, 2007

Conference Call
LSB’s management will host a conference call covering the first quarter results on Tuesday, May 8, 2007 at 11:00 am EDT/10:00 am CDT to discuss these results and recent corporate developments. Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; Executive Vice President and CFO, Tony M. Shelby; and, President of the Chemical Business, Larry Holley. Interested parties may participate in the call by dialing 706-679-3079. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 90 days. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities

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See Accompanying Tables

LSB Industries, Inc. News Release        Page 3
May 7, 2007
LSB Industries, Inc.
Unaudited Financial Highlights (Notes)
Three Months Ended March 31, 2007 and 2006
(unaudited)

Three Months Ended March 31,
2007	2006
(In Thousands, Except Share and Per Share Amounts)
Net sales	$147,385	$111,857
Cost of sales	115,333	91,678
Gross profit	32,052	20,179

Selling, general and administrative expense	18,301	14,152
Provision for losses on accounts receivable	258	200
Other expense	24	106
Other income	(54)	(47)
Operating income	13,523	5,768

Interest expense	2,588	2,875
Non-operating other income, net	(42)	(30)
Income from continuing operations before provision for income taxes and equity in earnings of affiliate	10,977	2,923
Provisions for income taxes	344	50
Equity in earnings of affiliate	(215)	(205)
Income from continuing operations	10,848	3,078

Net loss from discontinued operations	29	100
Net income	10,819	2,978

Preferred stock dividends:
Dividend requirements and stock dividend on preferred stock exchanged in March 2007	4,971	248
Other preferred stock dividend requirements	217	304

Total Preferred stock dividends	5,188	552
Net income applicable to common stock	$5,631	$2,426

Weighted average common shares:
Basic	17,516	13,762

Diluted	20,976	18,220

Income (loss) per common share:
Basic:
Income from continuing operations	$.32	$.19
Net loss from discontinued operations	-	(.01)
Net income	$.32	$.18

Diluted:
Income from continuing operations	$.28	$.15
Net loss from discontinued operations	-	(.01)
Net income	$.28	$.14

(See accompanying notes)

LSB Industries, Inc. News Release        Page 4
May 7, 2007
LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2007 and 2006

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividend requirements and stock dividends. Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on net income applicable to common stock plus preferred stock dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding.

During the three months ended March 31, 2007, $3,000,000 of the 7% Convertible Senior Subordinated Debentures due 2011, was converted into 423,749 shares of common stock.

In addition, as a result of a tender offer completed on March 13, 2007, we issued 2,262,965 shares of our common stock for 305,807 shares of Series 2 preferred that were tendered. Also as a result of this tender offer, an aggregate of approximately $7.3 million in accrued and unpaid dividends were waived. At March 31, 2007, the amount of unpaid dividends in arrears on our Series 2 preferred totaled approximately $4.8 million.

Note 2:
In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. AUG AIR-1 (“FSP”), accounting for planned major maintenance activities (“Turnarounds”). Effective January 1, 2007, we changed from the accrue-in-advance method which we were using to the preferred direct expensing method in accordance with the FSP. As a result of the change, net income for the three months ended March 31, 2006 as presented in the Unaudited Financial Highlights has been increased $422,000 as a result of the retrospective application of the FSP.

Note 3	Information about the Company’s operations in different industry segments for the three months ended March 31, 2007 and 2006 is detailed on the following page.

LSB Industries, Inc. News Release        Page 5
May 7, 2007

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights (Continued)
Three Months Ended March 31, 2007 and 2006

Three Months Ended March 31,
2007	2006
	(In Thousands)
Net sales:
Climate Control	$71,305	$47,362
Chemical	73,720	62,530
Other	2,360	1,965
	$147,385	$111,857

Gross profit:
Climate Control	$20,707	$14,807
Chemical	10,532	4,701
Other	813	671
	$32,052	$20,179

Operating income:
Climate Control	$8,508	$5,573
Chemical	7,710	1,809
General corporate expenses and other business operations, net	(2,695)	(1,614)
	13,523	5,768
Interest expense	(2,588)	(2,875
Non-operating other income, net	42	30
Provision for income taxes	(344)	(50)
Equity in earnings of affiliate - Climate Control	215	205
Income from continuing operations	$10,848	$3,078

Notes:
Gross profit by industry segment represents net sales less cost of sales. Amounts classified as “Other” relates to the sales of industrial machinery and components.

Operating income by industry segment represents gross profit by industry segment less selling, general and administrative expense (“SG&A”) incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net consist of unallocated portions of gross profit, SG&A, other income and other expense.